Exhibit 99.1 Brookdale Reports March 2021 Occupancy Nashville, Tenn., April 8, 2021 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for March 2021. 2020 2021 Occupancy Mar Apr May Jun Jul Aug Sept Oct Nov Dec Jan Feb Mar Weighted avg. % 82.7% 80.4% 78.4% 77.4% 76.4% 75.2% 74.3% 73.8% 72.8% 71.5% 70.0% 69.4% 69.4% Month-end % 82.2% 80.0% 78.5% 77.8% 76.6% 75.5% 75.0% 74.1% 73.1% 71.5% 70.4% 70.1% 70.6% March 2021 Observations: • Sequentially, the occupancy percentage turned positive for month-end and slightly positive on a weighted-average basis. • Net move-ins and move-outs (MIMO) turned positive on a year-over-year basis, the first positive net MIMO since the beginning of the pandemic. • Move-ins have increased sequentially each month since November 2020. • We expect to continue to publish monthly occupancy until we return to providing financial guidance, at which point we would expect to return to our historical reporting practices. About Brookdale Senior Living Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care and continuing care retirement communities, with 695 communities in 42 states and the ability to serve approximately 60,000 residents as of March 31, 2021. The Company also offers a range of home health, hospice and outpatient therapy services to approximately 16,000 patients as of that date. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD. Kathy MacDonald, SVP Investor Relations • 615-505-1968 • email: Kathy.macdonald@brookdale.com 65% 70% 75% 80% 85% Mar 2020 Apr May Jun Jul Aug Sep Oct Nov Dec Jan 2021 Feb Mar Average for Month Month-end Weighted average 2Q 2020 78.7% 3Q 2020 75.3% 4Q 2020 72.7% 1Q 2021 69.6% Brookdale’s Consolidated Occupancy